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                                                                      EXHIBIT 11

                          MARKWEST HYDROCARBON, INC.
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                         (000s, except per share data)


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                                                For the quarter ended      For the six months ended
                                                    June 30, 1999                June 30, 199
                                                ---------------------      ------------------------
Net income                                      $               577        $                 687

Weighted average number of outstanding
     shares of common stock                                   8,492                        8,485

Basic earnings per share                        $              0.07        $                0.08
                                               ======================      ========================
Net income                                      $               577        $                 687

Weighted average number of outstanding
     shares of common stock                                   8,492                        8,485
Dilutive stock options                                           11                            7
                                                ---------------------      ------------------------
                                                              8,503                        8,492

Earnings per share assuming dilution            $              0.07        $                0.08
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